Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

DIRECT PETROLEUM EXPLORATION, INC., as Seller,

TRANSATLANTIC WORLDWIDE, LTD., as Buyer, and

TRANSATLANTIC PETROLEUM LTD., as Parent

(Effective as of January 1, 2011)

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into January 28, 2011 (the “Execution Date”) to be effective as of January 1, 2011 (the “Effective Date”), by and among Direct Petroleum Exploration, Inc., a Colorado corporation (the “Seller”), TransAtlantic Worldwide, Ltd., a Bahamian company (the “Buyer”), and TransAtlantic Petroleum Ltd., a Bermuda corporation (the “Parent”). The Buyer, the Parent and the Seller are referred to collectively herein as the “Parties” and each as a “Party.”

WHEREAS, the Buyer is a wholly-owned subsidiary of the Parent;

WHEREAS, the Seller is the sole shareholder and owns all of the outstanding capital stock of each of Direct Petroleum Morocco, Inc., a Colorado corporation (“Direct Morocco”), and Anschutz Morocco Corporation, a Colorado corporation (“Anschutz”); and

WHEREAS, the Seller is the sole member and owner of all of the outstanding limited liability company shares of Direct Petroleum Bulgaria EOOD, a Bulgarian limited liability company (“Direct Bulgaria”); and

WHEREAS, all of the outstanding capital stock in Direct Morocco and Anschutz and all of the limited liability company shares in Direct Bulgaria are collectively referred to in this Agreement as the “Equity Interests”; and

WHEREAS, all of the Seller’s right, title and interest in the amounts due to the Seller by each of Direct Morocco, Anschutz and Direct Bulgaria are collectively referred to in this Agreement as the “Receivables”; and

WHEREAS, the Buyer hereby desires to purchase from the Seller, and the Seller hereby desires to sell to the Buyer, all of the Seller’s Equity Interests and all of the Receivables, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1. Definitions.

“A-Lovech Exploration License” means that certain license issued to Direct Bulgaria by the Bulgarian Council of Ministers under Resolution No. 63/10 February 2000 covering 2,288 sq km, which license expires November 2011, as may be extended.

“Accredited Investor” has the meaning set forth in Section 2(j)(i) below.

“Action or Proceeding” means any action, case, claim, grievance, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil, regulatory, quasi-criminal or criminal, in law or in equity, commenced, brought, conducted or heard by or before any arbitrator or Governmental or Regulatory Authority.

“Additional Consideration” has the meaning set forth in Section 2(c) below.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Aglen Block License” means that certain license issued to Direct Bulgaria by the Bulgarian Council of Ministers under Resolution No. 152/12 March 2007 covering 6.627 sq km, as extended and amended by that certain Decision #396 by the Council of Ministers of the Republic of Bulgaria dated June 14, 2010 and that certain Supplemental Agreement by the Minister of Economy, Energy and Tourism of the Republic of Bulgaria dated July 22, 2010.

“Agreement” has the meaning set forth in the preamble above.

“Anschutz” has the meaning set forth in the recitals above.

“Asilah Exploration Permits” means those certain two permits in the area of interest named “Asilah” onshore Morocco that were granted pursuant to that certain Petroleum Agreement dated April 11, 2007 regarding the Exploration for and Exploitation of Hydrocarbons between ONHYM acting on behalf of the Government of Morocco, Direct Morocco and Anschutz.

“Assignment” means that certain Contract for the Transfer of Company Shares for Direct Bulgaria in substantially the form attached hereto as Exhibit A.

“Background Materials” has the meaning set forth in Section 5(e) below.

“Bank Accounts” has the meaning set forth in Section 4(p) below.

“Bulgarian Licenses” means, collectively, the A-Lovech Exploration License and the Aglen Block License.

“Bulgaria Success” has the meaning set forth in Section 2(c)(ii) below.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Closing Deliverables” has the meaning set forth in Section 2(g) below.

“Buyer Governing Documents” has the meaning set forth in Section 5(a) below.

“Buyer Indemnitees” has the meaning set forth in Section 9(a) below.

“Closing” has the meaning set forth in Section 2(e) below.

“Closing Condition Effect” means, with respect to any Person, a material adverse effect (measured against the overall Purchase Price as opposed to the definition of Material set forth herein), whether individually or in the aggregate, on the business, properties, condition (financial or otherwise), results of operations or liabilities of such Person; provided, however, that a Closing Condition Effect will not include any adverse change, event, development or effect arising from or relating to general business or economic conditions, changes arising from actions taken pursuant to this Agreement, or a material adverse effect arising out of the current operations in connection with the Moroccan Permits.

“Closing Date” has the meaning set forth in Section 2(e) below.

“Closing Date Cash Consideration” has the meaning set forth in Section 2(b)(i) below.

“Closing Date Consideration” has the meaning set forth in Section 2(b) below.

“Closing Date Stock Consideration” has the meaning set forth in Section 2(b)(ii) below.

“Closing Deliverables” has the meaning set forth in Section 2(g) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Success – Bulgaria” means that the well produces at a sustained rate of 6 million cubic feet per day (or equivalent MMCFE calculated at one to six thousand) at a wellhead flowing tubing pressure of not less than a pressure sufficient to enter into the Bulgartransgas pipeline (that is greater than the operating pressure of the pipeline) for a 72 hour deliverability test.

“Commercial Success – Morocco” means that the well produces at a sustained rate of 1 million cubic feet per day for every 1000 meters (which rate shall be calculated on a pro rata basis for depths below any integral of 1000 meters) drilled to total depth at a flowing tubing pressure of not less than 250 psi for every 1000 meters drilled for a 72 hour deliverability test. If the well is an oil well, a Commercial Success - Morocco means that the well produces at a sustained rate (with choke and other variables consistent with normal industry practice for a producing well) of 166 barrels of oil per day for every 1000 meters of total depth (which rate shall be calculated on a pro rata basis for depths below any integral of 1000 meters).

“Confidential Information” has the meaning set forth in Section 13(k) below.

“Cyprus” has the meaning set forth in Section 12 below.

“Deventci-R2 Well” means that certain well planned to be drilled in the West Koynare area of the A-Lovech Exploration License in the vicinity of the Deventci-R1 Well.

“Direct Bulgaria” has the meaning set forth in the recitals above.

“Direct Morocco” has the meaning set forth in the recitals above.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, which is incorporated by reference as set forth in full herein.

“Dispute Notice” has the meaning set forth in Section 9(b)(ii) below.

“Effective Date” has the meaning set forth in the preamble above.

“Encumbrances” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, equitable interest, levy, charge, community property interest, right of first refusal or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

“Equity Interests” has the meaning set forth in the recitals above.

“Etropole Shale” means certain geologic formation consisting of three members, Shipkovo, Lopjan or Nefela and Stefanetz which is located on the A-Lovech Exploration License and which is found at depths between 3,800 m and 4,040 m in the Deventci-R1 Well drilled in the West Koynare area of the A-Lovech Exploration License.

“Execution Date” has the meaning set forth in the preamble above.

“Execution Date Market Price” has the meaning set forth in Section 2(b)(ii) below.

“Existing Indebtedness” has the meaning set forth in Section 4(k) below.

“Financial Statement Date” has the meaning set forth in Section 4(h) below.

“Financial Statements” has the meaning set forth in Section 4(h) below.

“GAAP” has the meaning set forth in Section 4(h) below.

“GRB-1 Well” means that certain well located on the Asilah Exploration Permits located near Asilah city, coordinates being X: 451742.3 m Y: 545039 m Elevation: 72 m GL: 63 (in Projection Lambert Conformal Conic (Morocco Nord) Coordinates).

“Governmental or Regulatory Authority” means any country (including, without limitation, the United States of America, the Kingdom of Morocco, the Republic of Bulgaria and the Commonwealth of The Bahamas); any supranational authority or agency; any state, province, county, borough, city, parish, municipal or other political subdivision or unit of government; any national, federal, provincial, state, county, borough, city, parish, local, municipal, regional, territorial, aboriginal or other government, governmental or public department, branch or ministry; any court, tribunal, arbitrator, authority, agency, bureau, board, commission, district, office or other instrumentality of any of the foregoing; and any quasi-governmental body or self-regulatory organization that exercises governmental, quasi-governmental or regulatory functions; any official, officer or other Person exercising the authority of any of the foregoing; and any other Person exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory or Taxing Authority or power of any nature.

“HKE-1 bis Well” means that certain well located on the Ouezzane-Tissa Exploration Permits in the Had Kourt Area with the original coordinates of X: 480125.2, Y: 447441.9 SP 1490 (in Projection Lambert Conformal Conic (Morocco Nord) Coordinates).

‘“Knowledge” of a particular Person means the actual knowledge of such individual or, in the case of an entity, of any officer, director, member or manager of such entity.

“Leased Properties” has the meaning set forth in Section 4(d) below.

“Liabilities” has the meaning set forth in Section 4(l) below.

“Loss Notice” has the meaning set forth in Section 9(b)(i) below.

“Losses” means any and all claims, causes of actions, damages, fines, fees, Taxes, penalties, charges, assessments, deficiencies, judgments, defaults, settlements and other losses, and any and all costs and expenses (including expenses of investigation, defense, prosecution and settlement of claims, court costs, reasonable fees and expenses of attorneys, accountants and other experts), plus any interest that may accrue on any of the foregoing.

“Material” for purposes of this Agreement means a matter in excess of Twenty-Five Thousand U.S. Dollars (US $25,000.00).

“Material Adverse Effect” means, with respect to any Person, a Material adverse effect, whether individually or in the aggregate, on the business, properties, condition (financial or otherwise), results of operations or liabilities of such Person; provided, however, that a Material Adverse Effect will not include any adverse change, event, development or effect arising from or relating to changes arising from actions taken pursuant to this Agreement.

“Material Agreements” means all agreements, contracts, leases and Permits to which any of the Subsidiary Entities is a party, or by which any is bound, that are Material to their business.

“Moroccan Permits” means, collectively, the Ouezzane–Tissa Exploration Permits and the Asilah Exploration Permits.

“Morocco Success” has the meaning set forth in Section 2(c)(i) below.

“OFAC” has the meaning set forth in Section 5(f)(i) below.

“OFAC Lists” has the meaning set forth in Section 5(f)(i) below.

“OFAC Programs” has the meaning set forth in Section 5(f)(i) below.

“ONHYM” means Office National Des Hydrocarbures et des Mines, the governmental agency authorized to oversee and regulate the exploration, exploitation and production of hydrocarbons within the Kingdom of Morocco.

“Ordinary Course of Business”, with respect to each of the Subsidiary Entities, means action of such Subsidiary Entity that: (i) is consistent with the past practices of such Subsidiary Entity and taken in the ordinary course of such Subsidiary Entity’s normal day-to-day operations; (ii) is not required to be authorized by such Subsidiary Entity’s board of directors or similar body; and (iii) is similar in nature and magnitude to actions customarily taken, without action of the board of directors or similar body, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Subsidiary Entity.

“Ouezzane-Tissa Exploration Permits” means those certain five permits in the area of interest named “Ouezzane-Tissa” onshore Morocco that were granted pursuant to that certain Petroleum Agreement dated December 12, 2006 regarding the Exploration for and Exploitation of Hydrocarbons between ONHYM acting on behalf of the Government of Morocco, Direct Morocco and Anschutz.

“Overriding Royalty Interest Agreement – 1%” means those certain Overriding Royalty Interest Agreements related to A-Lovech and Aglen, respectively, by and between the Seller and Direct Bulgaria dated as of December 31, 2010.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Common Stock” means shares of common stock, $0.01 par value, of the Parent.

“Parent SEC Documents” has the meaning set forth in Section 5(d)(i) below.

“Party” has the meaning set forth in the preamble above.

“Permits” has the meaning set forth in Section 4(g)(i) below.

“Permitted Distribution” has the meaning set forth in Section 2(k) below.

“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable; (ii) governmental payments or reversionary interests or similar burdens as required or set forth under applicable laws; (iii) the terms and conditions of any Material Agreement; (iv) rights reserved to or vested in any Governmental or Regulatory Authority to control or regulate any of the assets owned by each of the Subsidiary Entities; (v) the terms in the overriding royalties disclosed on Schedule 1; (vi) assessments, charges or levies by Governmental or Regulatory Authorities or the Encumbrances of materialmen, carriers, landlords and like Persons, all of which are in relation to sums that are not Material and that are not yet due and payable; (vii) Encumbrances that will be released and discharged at or prior to the Closing; (viii) Encumbrances that are not individually material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrances; and (ix) workers or unemployment compensation liens arising in the Ordinary Course of Business consistent with past practices.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental or Regulatory Authority.

“Purchase Price” has the meaning set forth in Section 2(a) below.

“Registration Rights Agreement” has the meaning set forth in Section 2(b)(ii) below.

“Restricted Securities” means the shares issued pursuant to the terms of this Agreement prior to the time such shares are registered under the Securities Act, if at all.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble above.

“Seller Closing Deliverables” has the meaning set forth in Section 2(f) below.

“Seller Governing Documents” has the meaning set forth in Section 3(a) below.

“Shale Success” has the meaning set forth in Section 2(c)(iii) below.

“Subsidiary Entities” means, collectively, Direct Morocco, Anschutz and Direct Bulgaria and, individually, any one of them.

“Subsidiary Governing Documents” has the meaning set forth in Section 4(a) below.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, which is imposed by any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any federal, state or local jurisdiction or any foreign jurisdiction (including, without limitation, the United States of America, the Kingdom of Morocco, the Republic of Bulgaria and the Commonwealth of The Bahamas), having or purporting to exercise jurisdiction with respect to any Tax.

“Transfer Agent” has the meaning set forth in Section 2(k) below.

2. Purchase and Sale of Equity Interests and Receivables.

(a) Purchase Transaction. On the terms and conditions of this Agreement, the Buyer hereby purchases from the Seller, and the Seller hereby sells to the Buyer, (i) all of the Equity Interests and (ii) all of the Receivables. The purchase of the Equity Interests will be effective as of the Effective Date, and the purchase of the Receivables will be effective as of the Closing Date. The Purchase Price (herein so called) for the Equity Interests and the Receivables shall be the aggregate of the Closing Date Consideration set forth in Section 2(b), subject to adjustment as set forth in Section 2(d) below, and the Additional Consideration, if any, specified in Section 2(c).

(b) Closing Date Consideration. At the Closing, the Buyer shall deliver (or cause the Parent to deliver, if appropriate) the following Closing Date Consideration (herein so called) to the Seller:

(i) The Buyer shall pay the Seller by wire transfer to an account designated by the Seller cash in the aggregate amount of (A) Two Million U.S. Dollars (USD $2,000,000) plus (B) an amount in U.S. Dollars equal to the payments that the Seller or Direct Bulgaria has made to the Bulgarian authorities as cash requirements for guaranties between December 13, 2010 and the Closing Date with respect to securing and maintaining the Bulgarian Licenses, or as payment for insurance premiums, and the amount of cash passed down by the Seller to any Subsidiary Entity between the Effective Date and the Closing Date to fund any Subsidiary Entity’s working capital, and which monies are to be used in such Subsidiary Entity’s Ordinary Course of Business, as set forth on Schedule 2(b)(i), provided such amount is not credited to the Seller or otherwise counted for the benefit of the Seller on Schedule 2(d) (collectively, the “Closing Date Cash Consideration”). Schedule 2(b)(i) shall be updated on the Closing Date to account for any monies passed down to any Subsidiary Entity between the Execution Date and the Closing Date.

(ii) The Buyer shall pay the Seller an additional Twenty-Eight Million U.S. Dollars (USD $28,000,000) in consideration by causing the Parent to issue to the Seller shares of Parent Common Stock having a value of Twenty-Eight Million U.S. Dollars (USD $28,000,000) (the “Closing Date Stock Consideration”). The actual number of shares to be issued will be calculated by dividing $28,000,000 by the volume weighted average price per share of the Parent Common Stock on the NYSE Amex Stock Exchange for the ten (10) trading days ending on the second day prior to the Execution Date (the “Execution Date Market Price”). All shares to be issued pursuant to this Section 2(b)(ii) will be subject to the terms and conditions of a Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

(c) Additional Consideration. In addition to the Closing Date Consideration to be delivered at Closing, the Buyer shall deliver (or cause the Parent to deliver, if appropriate) the following Additional Consideration (herein so called) to the Seller at the times and upon satisfaction of the conditions set forth below:

(i) If the Buyer drills and tests either of the HKE-1 bis Well or the GRB-1 Well and either of the HKE-1 bis Well or the GRB-1 Well meets the criteria set forth in the Commercial Success – Morocco (a “Morocco Success”), then the Seller shall have earned, and the Buyer shall cause the Parent to issue to the Seller as soon as reasonably practicable thereafter, shares of Parent Common Stock having a value of Six Million U.S. Dollars (USD $6,000,000) (the number of shares to be issued to be calculated by dividing $6,000,000 by the volume weighted average price per share of the Parent Common Stock on the NYSE Amex Stock Exchange for the ten (10) trading days prior to the last day the 72-hour deliverability test made as part of the definition of Commercial Success-Morocco for the first of either the HKE-1 bis Well or the GRB-1 Well to so qualify is finished), which shares will be subject to the terms and conditions of the Registration Rights Agreement for a period of six (6) months after the issuance thereof pursuant to this Section 2(c)(i). Buyer shall provide Seller at least five (5) business days’ prior notice before conducting such deliverability test and allow Seller to have a representative present at such test and/or review the results of such test.

(ii) In the event the Deventci-R2 Well meets the criteria to be a Commercial Success – Bulgaria (a “Bulgaria Success”), then the Seller shall have earned, and the Buyer shall be obligated to cause the Parent to issue to the Seller, shares of Parent Common Stock having a value of Ten Million U.S. Dollars (USD $10,000,000), with such shares to be issued by the Parent as soon as reasonably practicable following the earlier to occur of (A) the Buyer executing a multi-year gas sales contract for the sale of all or substantially all of the gas produced by such well (with such gas sales contract to be in form and substance satisfactory to the Buyer) or (B) the date the Deventci-R2 Well is connected to the Bulgartransgas pipeline or any other pipeline with significant deliverability. The number of shares to be issued is to be calculated by dividing $10,000,000 by the volume weighted average price per share of the Parent Common Stock on the NYSE Amex Stock Exchange for the ten (10) trading days prior to the last day the 72-hour deliverability test made as part of the definition of Commercial Success – Bulgaria for the Deventci-R2 Well to so qualify is finished, which shares will be subject to the terms and conditions of the Registration Rights Agreement for a period of six (6) months after the issuance thereof pursuant to this Section 2(c)(ii). Buyer shall provide Seller at least five (5) business days’ prior notice before conducting any deliverability test necessary to determine a Bulgaria Success and allow Seller to have a representative present at such test and/or review the results of such test.

(iii) Within fifteen (15) days of issuance to Direct Bulgaria of a production concession for the Etropole Shale discovery in Bulgaria which concession covers not less than an aggregate of 300,000 acres (a “Shale Success”), then the Seller shall have earned, and the Buyer shall cause the Parent to issue to the Seller as soon as reasonably practicable thereafter, shares of Parent Common Stock having a value of Ten Million U.S. Dollars (USD $10,000,000) (the number of shares to be issued to be calculated by dividing $10,000,000 by the volume weighted average price per share of the Parent Common Stock on the NYSE Amex Stock Exchange for the ten (10) trading days prior to the date of such production concession is granted to the Buyer), which shares will be subject to the terms and conditions of the Registration Rights Agreement for a period of six (6) months after the issuance thereof pursuant to this Section 2(c)(iii). Notwithstanding the foregoing, the Buyer and the Seller hereby agree that (A) the production concession for the Etropole Shale discovery referenced in the foregoing definition of Shale Success is separate and different from the production concession for the Koynare area for which Direct Bulgaria has already submitted an application as of the Execution Date; and (B) to the extent as a result of such application a production concession for the Koynare area has been granted to Direct Bulgaria at the time of determination whether a Shale Success has been achieved, then the minimum 300,000 acre requirement referenced in the definition of Shale Success shall be reduced by the lesser of (x) 100,000 acres or (y) the amount of the acreage covered by the Koynare production concession granted to Direct Bulgaria as of such date.

(d) Adjustments. The Seller shall (a) be entitled to all revenues from the sale of all oil and gas produced by the Subsidiary Entities through the end of business on the date prior to the Effective Date and all accounts receivable, refundable deposits, pre-payments, cash and cash equivalents as of the Effective Date and (b) pay, or be liable for the payment of, all expenses and liabilities of the Subsidiary Entities through the Effective Date (including, but not limited to, any and all accounts payable, royalties, taxes, penalties and interests on all operations through the Effective Date, whether known or unknown and whether or not assessed at such date). To the extent the expenses and liabilities allocable to the Seller under this Section 2(d) exceed the revenues, accounts receivable, refundable deposits, pre-payments, cash and cash equivalents allocable to the Seller under this Section 2(d), then the Seller shall timely make a payment to the Buyer the amount of the difference, if any, within thirty (30) days of the Closing Date. To the extent the expenses and liabilities allocable to the Seller and paid or payable by the Buyer or any Subsidiary Entity under this Section 2(d) are less than the revenues, accounts receivable, refundable deposits, pre-payments, cash and cash equivalents allocable to the Seller under this Section 2(d), then the Buyer shall make a payment to the Seller the amount of the difference, if any, within thirty (30) days of the Closing Date. An estimated calculation of such adjustments as of the Execution Date is set forth herein as Schedule 2(d) and Buyer shall make the estimated payment set forth on Schedule 2(d) to the Seller at the Closing Date. Within thirty (30) days of the Closing Date, Buyer will notify Seller of any amounts reflected as a receivable or deposit on Schedule 2(d) which it believes to be uncollectible or non-refundable and will, together with appropriate documentation, notify Seller of that determination. Within fifteen (15) days thereafter, the Buyer and Seller will agree on any payment amount necessary to resolve any differences. For purposes of clarity, all intercompany loans made by Seller to any of the Subsidiary Entities which are transferred to Buyer in connection with the Closing shall be excluded from this calculation.

(e) The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Kane Russell Coleman & Logan PC in Dallas, Texas on a date that is within three (3) business days of the date that all of the conditions to Closing set forth in Sections 2(h) and have been satisfied or waived (the “Closing Date”).

(f) Deliveries at the Closing by Seller. At the Closing the Seller will deliver the following (collectively, the “Seller Closing Deliverables”) to the Buyer:

(i) one or more share certificates representing in the aggregate one hundred percent (100%) of the issued and outstanding capital stock of Direct Morocco, duly endorsed or accompanied by a duly executed stock power for each certificate;

(ii) one or more share certificates representing in the aggregate one hundred percent (100%) of the issued and outstanding capital stock of Anschutz, duly endorsed or accompanied by a duly executed stock power for each certificate;

(iii) four (4) originals of the Assignment executed by the Seller and duly notarized and a separate consent or resolution of the board of directors of the Seller consenting to or approving the sale of the limited liability company shares of Direct Bulgaria from the Seller to the Buyer, in form and substance satisfactory to the Buyer;

(iv) true and correct copies of all Bulgarian Licenses and originals of the Moroccan Permits, with all other Permits, Material Agreements, licenses, computer records, books and records held by or relating to any of the Subsidiary Entities or any of their respective assets to be made available to the Buyer at the offices of the Seller or the Subsidiary Entities, for the Buyer to take possession at or after the Closing Date in an orderly manner, together with a certificate executed by an officer of the Seller and in form and substance satisfactory to the Buyer to the effect that the Seller has delivered to the Buyer all originals of all Bulgarian Licenses and the Moroccan Permits and that the Seller has made all other Permits, Material Agreements, Licenses, computer records, books and records held by or relating to any of the Subsidiary Entities or any of their respective assets available to the Buyer at the offices of the Seller or the Subsidiary Entities for the Buyer to take possession at or after the Closing Date in an orderly manner;

(v) true and correct copies of the resolutions (in each case certified by an officer of the Seller and in form and substance satisfactory to the Buyer) of the board of directors and shareholders of the Seller consenting to the sale of the Equity Interests and the Receivables and evidencing the power and authority of the Seller to execute and deliver the Seller Closing Deliverables;

(vi) (A) a true and complete copy of the Articles of Incorporation and any amendments thereto of each of Direct Morocco and Anschutz, each certified as of a recent date by the Secretary of State of the State of Colorado; (B) a true and complete copy of the bylaws, together with any and all amendments thereto, of each of Direct Morocco and Anschutz (in each case certified by an officer of the Seller); and (C) a current certificate of existence and good standing issued by the Secretary of State of the State of Colorado for each of Direct Morocco and Anschutz;

(vii) (A) a true and complete copy of the Incorporation Deed and any amendments thereto for Direct Bulgaria; and (B) a current certificate of current legal status issued by an applicable government agency of the Republic of Bulgaria;

(viii) a certificate executed by an officer of the Seller and in form and substance satisfactory to the Buyer to the effect that (i) all representations and warranties of the Seller set forth herein (including, without limitation Sections 3 and 4, the Disclosure Schedule and all other schedules attached hereto) are true in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date or if not true in all material respects (but which changes would not constitute a Closing Condition Effect), a description of any such failure to be true in all material respects, provided that such disclosure shall not limit Buyer’s right to indemnification pursuant to Section 9 hereof for any such failure to be true in all material respects, (ii) a Closing Condition Effect has not occurred as of the Closing Date, and (iii) all conditions to Closing set forth in Section 2(h) below have been performed in all material respects;

(ix) resignations of all officers and directors of each of Direct Morocco and Anschutz;

(x) a true and correct copy of the resolutions removing each of the managers and officers of Direct Bulgaria;

(xi) documents in form and substance satisfactory to the Buyer to change signatory authority on the Bank Accounts listed on Schedule 4(p) of the Disclosure Schedule;

(xii) one or more Receivable Purchase Agreement(s) from the Seller to the Buyer, in substantially the form attached hereto as Exhibit C, each effective as of the Closing Date, of any and all Receivables, which Receivables are set forth on Schedule 2(f)(xii) as of the Effective Date, in form and substance satisfactory to the Buyer;

(xiii) an Assumption Agreement for certain liabilities related to Sierra Engineering in a form reasonably satisfactory to the Buyer;

(xiv) the Registration Rights Agreement duly executed by the Seller; and

(xv) such other documents and instruments as may be reasonably necessary to reflect the fulfillment of the conditions set forth in Section 2(h) below or to otherwise implement the transactions contemplated hereby.

(g) Deliveries at the Closing by Buyer. At the Closing the Buyer will deliver the following (collectively, the “Buyer Closing Deliverables”; and the Seller Closing Deliverables and the Buyer Closing Deliverables are collectively referred to as the “Closing Deliverables”) to the Seller:

(i) the Closing Date Cash Consideration pursuant to Section 2(b)(i);

(ii) one or more share certificates representing the Closing Date Stock Consideration specified in Section 2(b)(ii);

(iii) a release of the Seller for any obligations related to work performed by TransAtlantic Maroc Ltd., an Affiliate of the Buyer, in connection with the Moroccan Permits;

(iv) if commercially feasible, substitute guarantees from the Buyer for any Seller guarantees existing for the benefit of any of the Subsidiary Entities in Morocco or Bulgaria, which Seller guarantees are set forth on Schedule 2(g)(iv);

(v) a true and correct copy of the resolutions (certified by an officer of the Buyer) of the board of directors of the Buyer consenting to the purchase of the Equity Interests and the Receivables and evidencing the power and authority of the Buyer to execute and deliver the Buyer Closing Deliverables and, when appropriate, the documents or certificates representing the Additional Consideration;

(vi) a certificate executed by an officer of the Buyer and in form and substance satisfactory to the Seller to the effect that (i) a Closing Condition Effect has not occurred, and (ii) all conditions to Closing set forth in Section 2(i) below have been performed in all material respects;

(vii) the Registration Rights Agreement duly executed by the Parent; and

(viii) such other documents and instruments as may be reasonably necessary to implement the transactions contemplated hereby.

(h) Conditions to Closing – Buyer and Parent. The obligations of the Buyer to purchase the Equity Interests and Receivables, and the obligations of the Parent to close the transactions under this Agreement, shall be subject to the fulfillment of each of the following conditions:

(i) Any and all consents and approvals from the NYSE Amex Stock Exchange or the Toronto Stock Exchange necessary to consummate the purchase and sale of the Equity Interests and the Receivables as contemplated herein shall have been received;

(ii) From and after the Financial Statement Date through the Closing Date, and except as set forth on Schedule 2(h)(ii): (A) the Seller has conducted the operations of the Subsidiary Entities, and the operation of each of the Subsidiary Entities has been conducted, only in the Ordinary Course of Business (including, without limitation, renewal and maintenance of all insurance policies listed on Schedule 4(n) of the Disclosure Schedule through the Closing Date or such later date as the Buyer and the Seller may mutually agree), and none of the Subsidiary Entities has violated any of the material requirements and obligations with respect to the Bulgarian Licenses or Moroccan Permits; (B) each of the Subsidiary Entities has met all of its material obligations and has taken all necessary steps to comply with all material requirements by any Governmental or Regulatory Authority; (C) the Seller shall have notified the Buyer of any material Action or Proceeding which has been asserted, commenced or threatened against Seller (as it relates to any of the Subsidiary Entities or their assets) or any of the Subsidiary Entities, its officers, directors or managers; (D) the Seller shall have forwarded to Buyer a copy of all written correspondence or notices received from any Governmental or Regulatory Authority relating to the Subsidiary Entities and have taken all remedial actions necessary or appropriate to resolve such matters; and (E) none of the Subsidiary Entities has paid the Seller, and the Seller has not received from any of the Subsidiary Entities, any dividend, distribution, repayment of intercompany debts, or any other similar payment;

(iii) The Seller shall have terminated any contractual arrangements between itself and any of the Subsidiary Entities and shall have terminated without penalty any compensation arrangements between any of the Subsidiary Entities with the Seller or another Person, except those listed on Schedule 2(h)(iii);

(iv) No order shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing;

(v) No circumstances or series of circumstances shall exist that is reasonably likely to have a Closing Condition Effect on the Subsidiary Entities, taken as a whole; and

(vi) The statements, representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date or, if not true in all material respects (but which changes would not constitute a Closing Condition Effect), a description of any such failure to be true in all material respects shall be provided to Buyer pursuant to Section 2(f)(viii), provided that such disclosure shall not limit Buyer’s right to indemnification pursuant to Section 9 hereof for any such failure to be true in all material respects.

(i) Conditions to Closing – Seller. The obligations to the Seller to sell the Equity Interests and Receivables shall be subject to the fulfillment of each of the following conditions:

(i) No order shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing;

(ii) The shareholders of Seller shall have duly and validly approved the transactions contemplated herein; and

(iii) The statements, representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date.

(j) Securities Representations. In connection with the acquisition of the Restricted Securities as contemplated in this Section 2 or Section 8 below, the Seller hereby makes the following representations and warranties (all representations and warranties shall be deemed to have been made and updated each time Restricted Securities are issued, whether in conjunction with the Closing or thereafter, unless the Buyer and the Parent agree that any such representation or warranty is no longer applicable):

(i) The Seller is an “Accredited Investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

(ii) The Seller has sufficient knowledge and experience in business and financial matters so as to be able to evaluate the risks and merits of its investment in the Restricted Securities and has so evaluated the merits and risks of such investment. The Seller is able to bear the economic risk of an investment in the Restricted Securities and, at the present time, is able to afford a complete loss of such investment.

(iii) The Seller is not acquiring any of the Restricted Securities as a result of any general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication regarding the Restricted Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting or any other general advertisement.

(iv) The Seller acknowledges it has reviewed all the information it considers necessary or appropriate for deciding whether to acquire the Restricted Securities, including, but not limited, to the Parent’s filings with the Securities and Exchange Commission. The Seller has conducted all due diligence and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Restricted Securities to be issued to the Seller. The Seller has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the issuance of the Restricted Securities and to obtain additional information necessary to verify any information furnished to the Seller or to which the Seller has had access. The Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Restricted Securities.

(v) The Restricted Securities are being acquired by the Seller for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable Canadian securities laws, the Securities Act, any state securities laws or the laws of any other jurisdiction. Other than as set forth in this Agreement, there are no other agreements, arrangements or understandings pursuant to which the Seller has agreed to acquire the Restricted Securities.

(vi) Within the six month period prior to the date any Restricted Securities are acquired, Seller has not, and will not, directly or indirectly execute or effect or cause to be executed or effected any short sale, option or equity swap transactions in or with respect to the Restricted Securities or any other derivative security transaction the purpose or effect of which is to hedge or transfer to a third party all or any part of the risk of loss associated with the ownership of the Restricted Securities by the Seller. The Seller has complied, and will comply, at all times with the provisions of Regulation M promulgated under the Securities Act as applicable to the Restricted Securities.

(vii) Seller understands that (A) the Restricted Securities are restricted securities within the meaning of Rule 144 under the Securities Act and have not been registered under the Securities Act, applicable Canadian securities laws, any state securities laws or the laws of any other jurisdiction, (B) the restricted securities can only be disposed of if such disposition is either registered under the Securities Act or is exempt from such registration, (C) the Restricted Securities will bear legends substantially similar to those set forth or described below, and (D) the Seller may be in possession of material non-public information concerning the Parent, the Buyer and their subsidiaries, their assets, operations and financial condition, and accordingly may be subject to liabilities under the Securities Exchange Act of 1934, as amended, if the Seller, its officers, directors, affiliates or controlling persons engage in trading in securities of the Parent while in possession of such material non-public information.

(viii) The Seller acknowledges that the certificates evidencing the Restricted Securities will bear a legend substantially similar to the following:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING

OR OTHERWISE HOLDING SUCH SECURITIES, AGREES FOR THE BENEFIT OF TRANSATLANTIC PETROLEUM LTD. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) INSIDE THE UNITED STATES, PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES, AND THE HOLDER HAS FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

(k) Distributions. Notwithstanding anything to the contrary set forth in this Agreement, the Buyer and the Parent both acknowledge and agree that the Seller may distribute any consideration, including Restricted Securities, to its shareholders without violating the provisions of this Section 2; provided that Seller delivers a legal opinion of Kendall, Koenig & Oelsner PC or other legal counsel with experience in securities matters (which counsel shall be reasonably satisfactory to the Parent) in form and substance reasonably satisfactory to the Parent and the transfer agent for the Parent Common Stock (the “Transfer Agent”) to the effect that the distribution will not require registration under the Securities Act or any other laws; and provided further that, in the event any of the shareholders of the Seller shall exercise its, his or her dissenter’s or similar right with respect to any of the transactions contemplated by this Agreement, the Seller shall have reserved a sufficient amount of cash or a sufficient number of shares of Restricted Securities to satisfy any claims by such shareholder prior to any distribution of the Restricted Securities. A distribution which satisfies the provisions of this Section 2(k) shall be referred to as a “Permitted Distribution” for purposes of this Agreement. In the event that the Seller consummates a Permitted Distribution, the Parent agrees to cause the Transfer Agent to promptly issue replacement stock certificates in the names of the Seller’s shareholders upon surrender of the stock certificate(s) issued to the Seller. Such replacement stock certificates shall bear the same legends restricting transfer as the stock certificate(s) issued to the Seller, unless the Parent determines that such replacement stock certificates no longer require such legends.

3. Representations and Warranties Concerning the Seller. The Seller hereby represents and warrants to the Buyer and the Parent as of the Execution Date and as of the Closing Date that:

(a) Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect. The Seller has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it (including, without limitation, the Equity Interests). The Seller has delivered to the Buyer true, correct and complete copies of the Articles of Incorporation and the Bylaws of the Seller (each as amended to date, the “Seller Governing Documents”).

(b) Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement (including all exhibits and schedules thereto), the Assignment and any and all other Seller Closing Deliverables and to perform its obligations hereunder and thereunder; provided, however, that the Seller’s stockholder approval must be obtained prior to Closing. Upon the Seller’s stockholder approval of the transactions contemplated hereby, the Seller Closing Deliverables will have been duly authorized by all necessary action of the Seller and will constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except that the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No consent, approval, or action of, filing with, or prior notice to any Governmental or Regulatory Authority on the part of the Seller or any of the Subsidiary Entities is required in connection with the execution, delivery and performance of this Agreement or any other Seller Closing Deliverable, except where the failure to obtain such consent or approval, or take such action, or file with or give such notice would not have a Material Adverse Effect.

(c) Equity Interests. The Equity Interests constitute all of the issued and outstanding stock or ownership or equity interests in each of the Subsidiary Entities of every class and every nature. The Seller is the sole shareholder of each of Direct Morocco and Anschutz and the sole owner and member of Direct Bulgaria and holds of record and owns beneficially all of the Equity Interests free and clear of any and all Encumbrances and no other Person holds or owns any interest in any of the Equity Interests. Upon consummation of the transactions contemplated by this Agreement, the Seller shall no longer be a shareholder, member or owner of any of the Subsidiary Entities and shall have no voting, management, economic or other right or interest in any of the Subsidiary Entities whatsoever.

(d) Compliance with Documents. The Seller is not in violation or default of any material provisions of the Seller Governing Documents. The execution, delivery, issuance and performance of the Seller Closing Deliverables and the transfer of the Equity Interests and the Receivables to the Buyer are not and will not be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, the Seller

Governing Documents, any judgment, order or decree of any court or arbitrator to which the Seller is a party or is subject, or any Material Agreement, contract, license, lease or other similar instrument or obligation to which the Seller is a party or by which it is bound, except where such violation or breach would not have a Material Adverse Effect.

4. Representations and Warranties Concerning Subsidiary Entities. Except as otherwise set forth in the Disclosure Schedule (which Disclosure Schedule shall separate disclosures for each of the Subsidiary Entities, where appropriate), the Seller hereby represents and warrants to the Buyer and the Parent as of the Execution Date and as of the Closing Date that:

(a) Organization, Qualification and Corporate Power. Each of Direct Morocco and Anschutz is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Direct Bulgaria is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of Bulgaria. Each of the Subsidiary Entities is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required (each of which jurisdiction shall be set forth on the Disclosure Schedule), except where the failure to so qualify would not have a Material Adverse Effect. Each of the Subsidiary Entities has full corporate or limited liability company power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it (including, without limitation, the Moroccan Permits and the Bulgarian Licenses, as applicable). The Seller has delivered to the Buyer correct and complete copies of the formation and governance documents for each of the Subsidiary Entities (including articles of incorporation, certificates of formation, bylaws and limited liability company agreements), each as amended to date (collectively, the “Subsidiary Governing Documents”).

(b) Compliance with Documents. None of the Subsidiary Entities is in material violation or default of any provisions of its respective Subsidiary Governing Documents. The execution, delivery, issuance and performance of the Seller Closing Deliverables and the transfer of the Equity Interests and the Receivables from the Seller to the Buyer (i) are not and will not be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, any Subsidiary Governing Documents for each Subsidiary Entity, any judgment, order or decree of any court or arbitrator to which any Subsidiary Entity is a party or is subject, or any Material Agreement, contract, license, lease or other similar instrument or obligation to which any Subsidiary Entity is a party or by which it is bound, except where such conflict, violation or breach would not have a Material Adverse Effect, (ii) will not give any Governmental or Regulatory Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any term or provision of any Permit or Material Agreement applicable to such Subsidiary Entity, and (iii) do not and will not constitute an event that results in the creation of any lien, charge or encumbrance (other than any Permitted Encumbrance) upon any asset of such Subsidiary Entity.

(c) Capitalization. The capitalization for each Subsidiary Entity is set forth on Schedule 4(c) of the Disclosure Schedule. All of the issued and outstanding Equity Interests have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, calls, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts, encumbrances or commitments that could require the Seller or any of the Subsidiary Entities to issue, sell, or otherwise cause to become outstanding any additional stock, membership interest or other securities of any class other than the promises and obligations contained with this Agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Subsidiary Entities. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Equity Interests. There are no agreements to which any of the Subsidiary Entities or the Seller is a party or by which any of them is bound with respect to registration under the Securities Act, rights of first refusal, co-sale rights, or “drag-along” rights of any stock, interests, securities or equity of any of the Subsidiary Entities.

(d) Owned and Leased Properties. None of the Subsidiary Entities owns any real property. Schedule 4(d) of the Disclosure Schedule contains a list of all real estate leases to which any of the Subsidiary Entities is a party (the “Leased Properties”). Each of the Subsidiary Entities has a valid leasehold interest in any and all Leased Properties. None of the Subsidiary Entities has received any notice, nor does the Seller have Knowledge, of any default with respect to any of the Leased Properties by any of the Subsidiary Entities or the other parties thereto. None of the Leased Properties are subleased to any third party, and no third party has any option, right of possession or interest of any kind in or to any of the Leased Properties (except for the lessor of any of the Leased Properties as set forth in its lease).

(e) Assets and Material Agreements. Schedule 4(e) of the Disclosure Schedule sets forth a complete list of all material assets owned by each of the Subsidiary Entities, including, without limitation, the Moroccan Permits, the Bulgaria Licenses, and all Material Agreements (in each case with a brief description of the terms and status of each such permit, license and agreement). Except as set forth in Schedule 4(e) of the Disclosure Schedule, each of the Subsidiary Entities is in possession of and has good and marketable title to, or has valid leasehold interests in or rights pursuant to written agreements to use, all tangible personal property, equipment, facilities, and all other assets and properties used in or reasonably necessary for the conduct of its business, including all tangible personal property reflected on the Financial Statements and any tangible personal property acquired since the Financial Statement Date, other than property disposed of since the date of those Financial Statements in the Ordinary Course of Business. All such tangible personal property, equipment, facilities, and all other assets and properties will be free and clear of any and all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 4(e) of the Disclosure Schedule, immediately following the Closing. There are no current renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any provisions of any Material Agreement relating to any amounts paid or payable to or by any of the Subsidiary Entities, and to the Seller’s Knowledge, no Person has made written demand for such renegotiation of any Material Agreement. The Material Agreements have been entered into without the commission of any act or any consideration having been paid or promised that, alone or in concert with any other Person, would be in violation of any legal requirement. There are no Material obligations of any of the Subsidiary Entities under any of the Moroccan Permits or the Bulgarian Licenses. To the Seller’s Knowledge, there are no Material obligations of any of the Subsidiary Entities under any Material Agreements in connection with any of the Moroccan Permits or the Bulgarian Licenses.

(f) Compliance with Material Agreements. Except as set forth in Schedule 4(f) of the Disclosure Schedule, none of the Subsidiary Entities has materially breached, and no Person has made any claim or threat that any of the Subsidiary Entities has materially breached, any term or condition of any Material Agreement. Each Material Agreement is in full force and effect and is enforceable by the applicable Subsidiary Entities in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) the effect of rules of law governing the availability of equitable remedies. To the Seller’s Knowledge, no counterparty to a Material Agreement is in material default thereunder or in actual or anticipated material breach thereof or claim that any of the Subsidiary Entities is in material default thereunder. No counterparty to a Material Agreement has notified any of the Subsidiary Entities of its intent to, or to the Seller’s Knowledge, intends to, terminate or accelerate any of its rights under any such Material Agreement.

(g) Governmental Permits.

(i) Each of the Subsidiary Entities has all material permits, licenses, certificates of authority, authorization, waivers, franchises, orders, approvals, consents, concessions, registrations and any similar authority that are issued by a Governmental or Regulatory Authority and are necessary for the conduct of its business as being currently conducted (collectively, the “Permits”), including, without limitation, the Moroccan Permits and the Bulgaria Licenses. None of the Subsidiary Entities is in material default under any of such Permits. There is no pending, nor to the Seller’s Knowledge, threatened, against any of the Subsidiary Entities, any Action or Proceeding by any Governmental or Regulatory Authority that contests the validity of, or any rights of the holder under, or for nonrenewal or suspension of, any Permit, other than the termination thereof in accordance with its terms.

(ii) The only existing governmental exploration and production licenses in connection with which any of the Subsidiary Entities conducts its business as presently conducted are the Moroccan Permits and the Bulgaria Licenses.

(iii) No Permit from any Governmental or Regulatory Authority is required on the part of any of the Subsidiary Entities or the Seller in connection with the consummation of the transactions contemplated by this Agreement.

(h) Financial Statements. Schedule 4(h) are true and correct copies of the unaudited financial statements of each of the Subsidiary Entities (including balance sheet and income statement) for the fiscal year-to-date ended June 30, 2010, and (ii) the Subsidiary Entities’ unaudited financial statements (including balance sheet and income statements) for the period ended November 30, 2010 (the “Financial Statement Date”) (collectively, the “Financial Statements”). The Financial Statements of each of the Subsidiary Entities have been prepared in accordance with generally accepted accounting principles in the country of formation or registration of the respective Subsidiary Entity applied on a consistent basis throughout the periods indicated (“GAAP”), except that the unaudited Financial Statements do not contain all footnotes required by GAAP and do not include all non-cash adjustments for impairment of oil and gas properties. The Financial Statements (other than the presentation of the non-cash adjustments and footnote disclosure referenced in the prior sentence) fairly present in all material respects the financial condition and operating results of each of the Subsidiary Entities as of the dates, and for the periods, indicated therein and are subject to normal year-end audit adjustments.

(i) Books and Records. The books and other corporate records of each of the Subsidiary Entities contain a true and complete record in all material respects of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders, directors, members or managers of each of the Subsidiary Entities. Each of the Subsidiary Entities or the Seller has delivered or made available true and complete copies of each document requested by the Buyer or its counsel in connection with the legal, accounting and due diligence review of any of the Subsidiary Entities. The records of each of the Subsidiary Entities accurately reflect all issuances and record all transfers, if any, of such entities’ stock, membership interest or other equity interest of whatever nature. The other books and records of each of the Subsidiary Entities are true, correct, and complete in all material respects, represent bona fide business transactions, and have been maintained in accordance with sound business practices.

(j) Taxes and Tax Returns. The Seller has timely filed or caused to be filed with the appropriate Taxing Authority all material Tax Returns required to be filed by, or with respect to, each of the Subsidiary Entities, and copies of all such Tax Returns filed by each of the Subsidiary Entities have been made available to the Buyer. All Taxes due and owing by or with respect to each of the Subsidiary Entities have been timely paid. Seller shall be responsible for the payment of all taxes accrued or payable, and shall receive from the Buyer all refunds, arising out of the operations of the Subsidiary Entities for the calendar year 2010.

(k) Existing Indebtedness. All existing indebtedness of each of the Subsidiary Entities as of the close of business on the Effective Date (or the Execution Date, as applicable) (collectively, the “Existing Indebtedness”) is set forth on the face of the Subsidiary Entities’ financial statements ended on the Financial Statement Date or is set forth on Schedule 4(k) of the Disclosure Schedule, including, without limitation: (i) all trade payables; (ii) all indebtedness or any obligation of any of the Subsidiary Entities (whether as obligor or as guarantor) for borrowed money, whether current, short-term, or long-term, secured or unsecured; (iii) all indebtedness of any of the Subsidiary Entities (whether as obligor or as guarantor) for the deferred purchase price for purchases of property outside the Ordinary Course of Business which is not evidenced by trade payables; (iv) all lease obligations of any of the Subsidiary Entities (whether as obligor or as guarantor) under capital leases in accordance with sound accounting principles consistently applied; (v) all off-balance-sheet financings of any of the Subsidiary Entities (whether as obligor or as guarantor); (vi) any payment obligations of any of the Subsidiary Entities (whether as obligor or as guarantor) in respect of banker’s acceptances or letters of credit; (vii) any liability of any of the Subsidiary Entities (whether as obligor or as guarantor) with respect to interest rate swaps, collars, caps, and similar hedging obligations; (viii) any present, future, or contingent obligations of any of the Subsidiary Entities under (A) any phantom stock or equity appreciation rights, plan, or agreement, (B) any consulting, deferred pay-out, or earn-out arrangements in connection with the purchase of any business or entity, or (C) any non-competition agreement; (ix) any accrued bonuses; (x) any accrued and unpaid interest or any contractual prepayment premiums, penalties, or similar contractual charges resulting from the transactions completed by this Agreement or other Closing Deliverables or the discharge of such obligations with respect to any of the foregoing; (xi) all indebtedness or any obligation of any of the Subsidiary Entities owed to the Seller or to any Affiliate of the Seller or any of the Subsidiary Entities (whether pursuant to any Material Agreement or otherwise), including those intercompany debts to be assigned from the Seller to the Buyer at Closing pursuant to Section 2(f)(xii); and (xii) all indebtedness or any obligation of any of the Subsidiary Entities incurred for the personal benefit of any of the Seller or any Affiliate of the Seller or any of the Subsidiary Entities.

(l) No Litigation or Undisclosed Liabilities. None of the Subsidiary Entities (or any of their assets) is subject to any Action or Proceeding and, to the Knowledge of the Seller, none is threatened to be made a party to any Action or Proceeding. There are no material liabilities, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due (collectively, the “Liabilities”) other than:

(i) Liabilities or obligations disclosed and provided for in each of the Subsidiary Entities’ Financial Statements;

(ii) Liabilities or obligations that have been incurred by each of the Subsidiary Entities since the Financial Statement Date in the Ordinary Course of Business;

(iii) Liabilities or obligations under the Material Agreements (other than such liabilities or obligations resulting from a breach or default by each of the Subsidiary Entities thereunder);

(iv) The liabilities or obligations identified in Schedule 4(l) of the Disclosure Schedule or expressly set forth in any other section of the Disclosure Schedule, including, but not limited to, Schedule 4(k) of the Disclosure Schedule; and

(v) Liabilities or obligations arising under this Agreement.

(m) Labor Matters. Schedule 4(m) of the Disclosure Schedule sets forth a complete list of the full time and part time employees of each of the Subsidiary Entities. Since the Financial Statement Date, none of the Subsidiary Entities has undertaken to make any material increase in the rates of remuneration or to grant a material bonus to any of its employees. To the Knowledge of the Seller, there is no employee (i) who is entitled upon termination of his or her employment agreement with any of the Subsidiary Entities to the payment of amounts exceeding those required by applicable law, or (ii) who is entitled to any compensation or benefits to be paid, or acceleration, increase, vesting or funding thereof, by any of the Subsidiary Entities as a result of the consummation of the transactions contemplated by this Agreement. There is no strike or other labor dispute involving any of the Subsidiary Entities pending or, to Seller’s Knowledge, threatened, nor is any labor organization activity involving such entities’ employees.

(n) Insurance. Schedule 4(n) of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies currently owned or held by each of the Subsidiary Entities, including for each such policy: (i) the type of insurance coverage provided; (ii) the name of insurer; (iii) effective dates; and (iv) policy number. All policies set forth on Schedule 4(n) of the Disclosure Schedule are in full force and effect, and each of the Subsidiary Entities is in compliance with such policies in all material respects. No notice of cancellation or termination has been received with respect to any such policy. All such policies (A) are, to the Knowledge of the Seller, sufficient for compliance in all material respects with all requirements of law and the Material Agreements; (B) are valid, outstanding, collectible and enforceable policies; and (C) to the Knowledge of the Seller, provide adequate insurance coverage for each of the Subsidiary Entities, its business, and its assets and properties as of the Closing Date. None of such policies contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such policy, including any change in the limits of liability, by reason of the consummation of the transactions contemplated by this Agreement or other Closing Deliverables. Copies of all such policies and related documentation have been made available to the Buyer or its counsel.

(o) Compliance with Legal Requirements; Governmental Authorizations.

(i) Each of the Subsidiary Entities is and at all times since its ownership by the Seller, has been in compliance in all material respects with each legal requirement that is or was applicable to it, to the conduct or operation of its business or to the ownership or use of any of its assets and properties.

(ii) To the Knowledge of the Seller, no event has occurred or circumstance exists that with or without notice or lapse of time could reasonably be expected to constitute or result in a Material violation of or Material failure by any of the Subsidiary Entities to comply with any legal requirement or could reasonably be expected to give rise to any Material obligation on such entity’s part to undertake or to bear all or any portion of the cost of any remedial action of any nature.

(iii) Within the past five (5) years prior to the Execution Date (or the Closing Date, as applicable), none of the Subsidiary Entities has received any notice or other written or oral communication from any Governmental or Regulatory Authority or any other Person regarding: (i) any actual, alleged, possible, or potential violation of or failure to comply with any legal requirement which matter remains unresolved as of the Execution Date; or (ii) any actual, alleged, possible, or potential obligation on such entity’s part to undertake or to bear all or any portion of the cost of any remedial action of any nature which matter remains unresolved as of the Execution Date.

(p) Bank Accounts. Schedule 4(p) contains a complete and accurate list of each deposit, checking or trust account or asset maintained by or on behalf of each of the Subsidiary Entities with any bank, brokerage house, or other financial institution (collectively, “Bank Accounts”), specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto.

(q) No Brokers. No Person is or will become entitled, by reason of this Agreement, to receive any commission, brokerage, finder’s fee or other similar compensation.

(r) Absence of Changes. Since the Financial Statement Date, (i) the business of each of the Subsidiary Entities has been conducted in the Ordinary Course of Business, (ii) there has been no event, occurrence or development that, individually or together with other such events, has had or that could reasonably be expected to result in a Material Adverse Effect, and (iii) none of the Subsidiary Entities has altered its method of accounting.

(s) Material Misstatements and Omissions. The statements, representations, and warranties of the Seller contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate, or exhibit furnished or to be furnished by or on behalf of the Seller pursuant hereto, taken together, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

5. Representations and Warranties Concerning the Buyer and the Parent. The Buyer and the Parent hereby represent and warrant to the Seller as of the Execution Date and as of the Closing Date that:

(a) Organization, Qualification and Corporate Power. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of The Bahamas. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Bermuda. Each of the Buyer and the Parent is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect. Each of the Buyer and the Parent has full corporate power and corporate authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it. The Buyer has delivered to the Seller true, correct and complete copies of the certificate of incorporation and the memorandum of association and articles of association of the Buyer (each as amended to date, the “Buyer Governing Documents”).

(b) Authorization of Transaction. Each of the Buyer and the Parent has full corporate power and corporate authority to execute and deliver this Agreement, the Assignment and any and all other Buyer Closing Deliverables and to perform its obligations hereunder and thereunder. The Buyer Closing Deliverables have been duly authorized by all necessary corporate action of the Buyer and the Parent, as the case may be, and constitute the valid and legally binding obligations of each of the Buyer and the Parent, as the case may be, enforceable against the Buyer or the Parent in accordance with their respective terms, except that the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Except as set forth in this Agreement, no consent, approval, or action of, filing with, or prior notice to any Governmental or Regulatory Authority on the part of the Buyer or the Parent is required in connection with the execution, delivery and performance of this Agreement or any other Buyer Closing Deliverable, except where the failure to obtain such consent or approval, or take such action, or file with or give such notice would not have a Material Adverse Effect.

(c) Compliance with Documents. Neither the Buyer nor the Parent is in violation or default of any material provisions of the Buyer Governing Documents. The execution, delivery, issuance and performance of the Buyer Closing Deliverables and the purchase of the Equity Interests from Seller are not and will not be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, the Buyer Governing Documents, any judgment, order or decree of any court or arbitrator to which the Buyer or the Parent is a party or is subject, or any Material agreement, contract, license, lease or other similar instrument or obligation to which the Buyer or the Parent is a party or by which it is bound, except where such violation or breach would not have a Material Adverse Effect.

(d) Public Company Representations and Warranties.

(i) The Parent has filed on EDGAR accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by the Parent with the SEC between January 1, 2009 and the Effective Date or the Closing Date, as applicable (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Effective Date, then on the date of such filing but only with respect to such amended or superseded portion): (A) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended (as the case may be); and (B) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The consolidated financial statements contained in the Parent SEC Documents: (A) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (B) were prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (C) fairly present the consolidated financial position of the Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of the Parent and its subsidiaries for the periods covered thereby.

(e) Independent Evaluation. Each of the Buyer and the Parent is experienced and knowledgeable in the oil and gas business and is aware of its risks. Representatives of each of the Buyer and the Parent have visited the offices of the Seller and have been given opportunities to examine the Seller’s records, the Material Agreements and other materials made available to it by the Seller with respect to the Equity Interests and the Subsidiary Entities (the “Background Materials”). In entering into this Agreement, each of the Buyer and the Parent acknowledges and affirms that it has relied and will rely solely on the representations and warranties of the Seller set forth in this Agreement or other Seller Closing Deliverables and upon its own independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves attributable to the assets owned by the Subsidiary Entities. Notwithstanding the foregoing, in no event shall the Knowledge of the Buyer or the Parent be used as a defense to the Seller’s breach of any representation or warranty under this Agreement or any other Seller Closing Deliverables or be used to limit or release the Seller from the Seller’s indemnity obligations under Section 9.

(f) OFAC Compliance.

(i) Each of the Buyer and the Parent has fully reviewed the Office of Foreign Assets Control (“OFAC”) website at http://www.treas.gov/ofac. Each of the Buyer and the Parent represents and warrants that the assets to be invested by it in the Equity Interests were not and are not directly or indirectly derived from activities that contravene federal, state or international laws and regulations, including anti-money laundering laws and regulations. Federal regulations and executive orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. Each of the Buyer and the Parent has reviewed the lists of OFAC prohibited countries, territories, persons and entities found on the OFAC website at http://www.treas.gov/ofac (the “OFAC Lists”). In addition, each of the Buyer and the Parent acknowledges that the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC Lists.

(ii) None of: (A) the Buyer or the Parent; (B) any person controlling or controlled by the Buyer or the Parent; or (C) any person for whom the Buyer or the Parent is acting as agent or nominee in connection with an investment in the Equity Interests is a country, territory, individual or entity named on an OFAC List, or a person or entity prohibited under the OFAC Programs.

6. Further Assurances. The Parties agree that with respect to the period following the Closing, in case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the Assignment, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, including, but not limited to, securing any and all consents and approvals from any Governmental or Regulatory Authority necessary to consummate the purchase and sale of the Equity Interests and Receivables. Without limiting the foregoing, the Seller shall, at its own expenses, execute and deliver such further instruments and documents and cooperate diligently and in good faith with the Buyer to promptly complete the transfer of the limited liability company shares in Direct Bulgaria and the registration thereof in the Republic of Bulgaria. The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements and financial data of any sort relating to any of the Subsidiary Entities.

7. Tax Matters.

(a) Cooperation on Tax Matters. The Buyer and the Seller shall, and shall cause each of the Subsidiary Entities to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Buyer and the Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to any of the Subsidiary Entities relating to any taxable period until the expiration of the statute of limitations and to abide by all record retention agreements entered into with any Taxing Authority (in the case of each Party, other than record retention agreements that do not bind such Party with respect to which such Party has no notice), and (ii) if one Party so requests, the other Party shall allow the requesting Party to make copies of such books and records.

(b) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Buyer when due, and the Buyer will, at its own expense, file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges. For the avoidance of doubt, the Seller shall pay (or cause to be paid) all U.S. federal, Bulgarian, Moroccan, state and local income, capital gain, franchise or similar taxes imposed on the Seller (or its parent) with respect to the Seller’s sale of the Equity Interests and Receivables. Seller shall pay and be responsible for all taxes for each of the Subsidiary Entities arising from their operations during calendar year 2010.

(c) Tax Free Transaction. The Seller and the Buyer hereby agree that the purchase and sale of the Equity Interests and Receivables is intended to be a tax free transaction pursuant to Section 368(a)(1)(c) of the Internal Revenue Code of the United States; provided, however, whether the transaction ultimately qualifies as a tax free transaction under applicable law shall not impact any of the transactions contemplated by this Agreement or other Closing Deliverables.

8. Post Closing Covenants and Obligations. In addition to the obligations of the Parties set forth in Sections 6 and 7, the Buyer and Seller agree as follows:

(a) Buyer agrees that during the twelve month period after the Closing, the Buyer will have completed drilling and testing the HKE-1 bis Well or the GRB-1 Well. Notwithstanding anything to the contrary set forth in this Agreement, each of the Buyer, the Parent and the Seller agrees that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a breach of this Section 8(a). Therefore, the Buyer, the Parent and the Seller agree that, in the event it is established that the Buyer has violated the first sentence of this Section 8(a), then (i) the Seller shall have earned, and the Buyer and the Parent shall as soon as reasonably practicable after the date twelve months after the Closing Date deliver to the Seller, shares of Parent Common Stock having a value of Three Million U.S. Dollars (USD $3,000,000) (the number of shares to be issued to be calculated by dividing $3,000,000 by the volume weighted average price per share of the Parent Common Stock on the NYSE Amex Stock Exchange for the ten (10) trading days ending on the one year anniversary of the Closing Date); and (ii) in the event at any time prior to the end of the twenty-four month period following the Closing the Buyer completes (albeit in a non-timely manner) the obligations set forth in this Section 8(a) and achieve a Morocco Success, then the Seller shall have earned, and the Parent and the Buyer will as soon as reasonably practicable thereafter deliver to the Seller, additional shares of Parent Common Stock having a value of Three Million U.S. Dollars (USD $3,000,000) (the number of shares to be issued to be calculated by dividing $3,000,000 by the volume weighted average price per share of the Parent Common Stock on the NYSE Amex

Stock Exchange for the ten (10) trading days prior to the day the 72-hour deliverability test made a part of the definition of Commercial Success – Morocco for the first of either the HKE-1 bis Well or the GRB-1 Well to so qualify is finished). Each of the Buyer, the Parent and the Seller further agrees that this liquidated damages provision represents reasonable compensation for the loss which would be incurred by the Seller due to any such breach. For avoidance of doubt, delivery of Parent Common Stock under Section 8(a)(i) or Section 8(a)(ii) above shall release the Buyer and the Parent from their obligations under Section 2(c)(i).

(b) Buyer agrees that the Buyer will (x) have commenced drilling the Deventci-R2 Well during the nine month period after the Closing, (y) be continuously diligently proceeding to drill the Deventci-R2 Well to a depth sufficient to test the Ozirovo formation beginning on the commencement of the Deventci-R2 Well through the end of the twenty-four month period after the Closing, and (z) drill the Deventci-R2 Well to a depth sufficient to test the Ozirovo formation and test the Deventci-R2 Well prior to the end of the twenty-four month period after the Closing; provided, however, in the event the Buyer has drilled to sufficient test depth in accordance with standard industry practice and reasonably determines, based on the well, seismic and other geophysical data, that the Deventci-R2 Well is unlikely to be completed to achieve production in commercial quantities, then the Buyer shall have no obligation to complete the Deventci-R2 Well or to conduct the 72 hour deliverability test for the Deventci-R2 Well to determine whether a Bulgaria Success has been achieved. In connection with that decision, the Buyer shall plug and permanently abandon the Deventci-R2 Well. Notwithstanding anything to the contrary set forth in this Agreement, each of the Buyer, the Parent and the Seller agrees that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a breach of this Section 8(b). Therefore, the Buyer, the Parent and the Seller agree that, in the event it is established that the Buyer has violated any of the provisions of the first sentence of Section 8(b), then (i) the Seller shall have earned, and the Buyer and the Parent shall as soon as reasonably practicable after the date of such violation (i.e., nine months or twenty-four months, as applicable, after the Closing Date) deliver to the Seller, shares of Parent Common Stock having a value of Five Million U.S. Dollars (USD $5,000,000) (the number of shares to be issued to be calculated by dividing $5,000,000 by the volume weighted average price per share of the Parent Common Stock on the NYSE Amex Stock Exchange for the ten (10) trading days prior to the date of such violation (i.e., nine months or twenty-four months, as applicable, after the Closing Date); provided, however, in no event shall the Seller be entitled to recover more than once under this Section 8(b)(i) even if the Buyer has violated more than one provision of this Section 8(b); and (ii) in the event at any time prior to the end of the twenty-four month period following the Closing (or such longer period necessary to test and complete such well if such testing or completion is in process as of the end of the twenty-four month period following the Closing), the Buyer completes (albeit in a non-timely manner) the obligations set forth in this Section 8(b) and achieves a Bulgaria Success, then the Seller shall have earned, and the Parent and the Buyer will as soon as reasonably practicable thereafter deliver to Seller, additional shares of Parent Common Stock having a value of Five Million U.S. Dollars (USD $5,000,000), with such shares to be issued by the Parent upon the earlier to occur of (A) the Buyer executing a multi-year gas sales contract for the sale of all or substantially all of the gas produced by such well (with such gas sales contract to be in form and substance satisfactory to the Buyer) or (B) the date the Deventci-R2 Well is connected to the Bulgartransgas or any other pipeline with significant deliverability. The number of shares to be issued is to be calculated by dividing $5,000,000 by the volume weighted average price per share of the Parent Common Stock on the

NYSE Amex Stock Exchange for the ten (10) trading days prior to the day the 72-hour deliverability test made as part of the definition of Commercial Success – Bulgaria for the Deventci-R2 Well to so qualify is finished. Each of the Buyer, the Parent and the Seller further agree that this liquidated damages provision represents reasonable compensation for the loss which would be incurred by the Seller due to any such breach. For avoidance of doubt, the Seller hereby agrees that: (X) delivery of Parent Common Stock under Section 8(b)(i) or Section 8(b)(ii) above shall release the Buyer and the Parent from their obligations under Section 2(c)(ii), and (Y) in the event that the Buyer complies with the first sentence of this Section 8(b) but reasonably determines that the Deventci-R2 Well is unlikely to be completed to achieve production in commercial quantities as provided in the first sentence of this Section 8(b), then no shares shall be due under this Section 8(b) or Section 2(c)(ii).

(c) Buyer agrees that during the twelve month period after the Closing, the Buyer will have completed drilling the Deventci-R2 Well to a depth sufficient to penetrate through and extract a core specimen from the Etropole Shale formation and have penetrated through and extracted a core specimen from the Etropole Shale formation. If required to secure a production concession for the Etropole Shale, then Buyer will, within the twelve month period following the Closing Date, commence the drilling of a second well to penetrate through the Etropole Shale formation. Before the expiration of the A-Lovech Exploration License (as may be extended), the Buyer shall submit an application for a production concession for the Etropole Shale covering the largest acreage which the Buyer reasonably believes is justified based on the well, seismic and other geophysical data, but only to the extent that the Buyer reasonably determines that the data collected during the respective period establishes that a production concession for the Etropole Shale will be granted to the Buyer. Notwithstanding anything to the contrary set forth in this Agreement, each of the Buyer, the Parent and the Seller agrees that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a breach of this Section 8(c). Therefore, the Buyer, the Parent and the Seller agree that, in the event it is established that the Buyer has violated any of the provisions of the first three (3) sentences of Section 8(c), then (i) the Seller shall have earned, and the Buyer and the Parent shall as soon as reasonably practicable after the date of such violation (i.e., twelve months after the Closing Date or the expiration date of the A-Lovech Exploration License, as applicable) deliver to the Seller, shares of Parent Common Stock having a value of Five Million U.S. Dollars (USD $5,000,000) (the number of shares to be issued to be calculated by dividing $5,000,000 by the volume weighted average price per share of the Parent Common Stock on the NYSE Amex Stock Exchange for the ten (10) trading days prior to the date of such violation (i.e., the twelve months after the Closing Date or the expiration date of the A-Lovech Exploration License, as applicable); provided, however, in no event shall the Seller be entitled to recover more than once under this Section 8(c)(i) even if the Buyer has violated more than one provision of this Section 8(c); and (ii) in the event at any time prior to the end of the thirty month period following the Closing, the Buyer completes (albeit in a non-timely manner) the obligations set forth in this Section 8(c) and achieves a Shale Success, then the Seller shall have earned, and the Parent and the Buyer will as soon as reasonably practicable thereafter deliver the Seller, additional shares of Parent Common Stock having a value of Five Million U.S. Dollars (USD $5,000,000) (the number of shares to be issued to be calculated by dividing $5,000,000 by the volume weighed average price per share of the Parent Common Stock on the NYSE Amex Stock Exchange for the ten (10) trading days prior to the date such production concession is granted). Each of the Buyer, the Parent and the Seller further agrees that this liquidated damages provision represents reasonable compensation for the loss which would be incurred by the Seller due to any such breach. For avoidance of doubt, Seller hereby agrees that (X) delivery of Parent Common Stock under Section 8(c)(i) or Section 8(c)(ii) above shall release the Buyer and the Parent from their obligations under Section 2(c)(iii), and (Y) in the event that the Buyer complies with the first two sentences of this Section 8(c) but does not apply for a production concession for the Etropole Shale because it has reasonably determined that a production concession for the Etropole Shale will not be granted to the Buyer as provided in the third sentence of this Section 8(c), then no shares shall be due under this Section 8(c) or Section 2(c)(iii).

(d) Sole Remedy. The Seller hereby agrees and acknowledges that the liquidated damages provisions set forth in Sections 8(a), 8(b), and 8(c) above are the exclusive rights and remedies of the Seller for any breach by the Buyer of its covenants and obligations under Sections 8(a), 8(b) and 8(c).

(e) Seller Guarantees. To the extent not released at Closing, the Buyer and the Parent shall use their respective commercially reasonable efforts to have the Seller released from those Seller guarantees set forth on Schedule 2(g)(iv).

(f) Sale or Divestment. To the extent the Buyer or the Parent has any outstanding obligations under Section 2(c) or Sections 8(a), 8(b) or 8(c), each of the Buyer and the Parent shall, prior to any sale or divestment by the Buyer of the Equity Interests or all or substantially all of the assets held by the Subsidiary Entities or any acquisition or merger of the Buyer that includes the assets held by the Subsidiary Entities, ensure that such purchaser or acquiror (or the ultimate parent entity thereof) agrees to assume all of the Buyer’s obligations set forth in this Agreement; provided, however, that in the event the purchaser or acquiror (or the ultimate parent entity thereof) is not a publicly traded company with a market capitalization of at least USD $1,000,000,000, then any obligations set forth in this Agreement to provide Additional Consideration hereunder shall become an all cash obligation without any marketability discount.

(g) Performance. The Seller hereby agrees and acknowledges that, at the sole discretion of the Buyer, the covenants and obligations of the Buyer under Sections 8(a), 8(b), and 8(c) may be performed by an applicable Subsidiary Entity, one or more Affiliates of the Buyer or the applicable Subsidiary Entity, or one or more third Persons.

9. Indemnification.

(a) Indemnification with respect to Representations and Warranties. The Seller shall indemnify and hold harmless the Buyer and each of its members, managers, officers, shareholders, directors, employees, agents and Affiliates (collectively, the “Buyer Indemnitees”) for any Losses paid, incurred, sustained or accrued by any Buyer Indemnitee that arises out of or in connection with (i) any breach of any representation, warranty or covenant made by the Seller concerning the Seller or any of the Subsidiary Entities contained in this Agreement or in any other Seller Closing Deliverable or (ii) any Action or Proceeding arising from any exercise by Seller’s shareholders of dissenters’ or similar rights.

(b) Procedures.

(i) Any Buyer Indemnitee that intends to seek indemnification for any Losses hereunder shall promptly deliver to the Seller a notice (a “Loss Notice”) describing in reasonable detail the facts giving rise to any Losses (and any underlying Action or Proceeding) and setting forth all claims and shall include in such Loss Notice (if then known) the amount or the method of computation of the amount of such Loss and a reference to the provision of this Agreement or any other Closing Deliverable executed or delivered pursuant hereto or in connection herewith upon which such Loss is based. To the extent the Loss Notice pertains to an Action or Proceeding brought by a third Person: (A) the failure to notify the Seller shall not relieve it from any liability which it may have under this Section 9 except to the extent it has been materially prejudiced by such failure; (B) the Seller shall be entitled to participate therein and, to the extent that it wishes, to assume the defense of such Action or Proceeding with counsel of its own choosing and at its own expense, in which case the Seller shall not be liable to such Buyer Indemnitee under this Section 9 for any legal or other expenses subsequently incurred by such Buyer Indemnitee in connection with the defense thereof; provided, however, that such Buyer Indemnitee shall have the right to employ one counsel (plus one local counsel) to represent it and any other Buyer Indemnitees who may be subject to liability arising out of any Action or Proceeding in respect of which indemnity may be sought under this Section 9 if (1) the Seller and the Buyer Indemnitee shall have so mutually agreed or (2) the named parties in any such proceeding (including any impleaded parties) include both the Buyer Indemnitees, on the one hand, and the Seller, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in any such event the reasonable fees and expenses of such separate counsel shall be paid by the Seller; (C) neither the Seller nor any Buyer Indemnitee shall, without the prior written consent of the other party, which consent shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment with respect to any such pending or threatened Action or Proceeding unless such settlement, compromise or consent includes an unconditional release of each Buyer Indemnitee or Seller, as the case may be, from all liability arising out of such Action or Proceeding.

(ii) If the Loss Notice does not pertain to an Action or Proceeding brought by a third Person, the Seller shall have five (5) days after the giving of any Loss Notice to (A) agree to the amount or method of determination set forth in the Loss Notice and to pay such amount to such Buyer Indemnitee in immediately available funds, or (B) provide such Buyer Indemnitee with notice that it disagrees with the amount or method of determination set forth in the Loss Notice (the “Dispute Notice”). Within thirty (30) days after the giving of the Dispute Notice, representatives of Seller and such Buyer Indemnitee shall negotiate in a bona fide attempt to resolve the matter.

(c) Limitations on Indemnity.

(i) Except to the extent otherwise provided in this Agreement (including, without limitation, Section 9(c)(ii) below), the Seller’s obligations to indemnify the Buyer Indemnitees against, or reimburse the Buyer Indemnitees for, any Losses under Section 9 are subject to the following: (A) with respect to claims made within the first six (6) months after the Closing Date, the Seller shall have no obligation to indemnify the Buyer Indemnitees against, or reimburse any Buyer Indemnitees for, any Losses after the aggregate amount of all payments made by the Seller under Section 9 in respect of Losses equals fifty percent (50%) of the Purchase Price received by the Seller at the time of such claim, provided that any Losses in excess of such amount may be applied against fifty percent (50%) of the amount of Additional Consideration, if any, to be paid to the Seller, and (B) with respect to claims made after the first six (6) months after the Closing Date and on or prior to the respective expiration dates of the representations and warranties pursuant to Section 10, the Seller shall have no obligation to indemnify the Buyer Indemnitees against, or reimburse any Buyer Indemnitees for, any Losses after the aggregate amount of all payments made by the Seller under Section 9 in respect of Losses equals twenty five percent (25%) of the Purchase Price received by the Seller at the time of such claim, provided that any Losses in excess of such amount may be applied against twenty five percent (25%) of the amount of Additional Consideration, if any, to be paid to the Seller, including any amounts paid pursuant to Section 9(c)(i)(B) above.

(ii) In no event shall the limitations set forth in Section 9(c) apply to: (A) any breach by the Seller of its representations and warranties under Section 3(c), or (B) any Losses caused by the fraudulent act or willful misconduct of the Seller. In either event, the Seller shall indemnify the Buyer Indemnitees against, or reimburse the Buyer Indemnitees for, the full amount of any and all Losses.

(d) Sole Remedy. The indemnification provisions set forth in this Section 9 are the exclusive rights and remedies of the Buyer Indemnitees for any inaccuracy or breach of the representations, warranties, covenants and obligations made in this Agreement except for the remedies of specific performance, injunction and other equitable relief.

(e) Set Off. The Seller hereby agrees and acknowledges that the Buyer may, at its sole discretion, offset any or all amounts of Losses subject to Section 9(c)(i) against any Additional Consideration payable to the Seller under Section 2(c) or unpaid royalty amounts due to the Seller arising under the Overriding Royalty Interest Agreement – 1%. The Seller agrees that Buyer and Parent may withhold any such Additional Consideration or royalty amounts based on claims for indemnification made in good faith by the Buyer pending final resolution of such claims by settlement, final judgments or otherwise. Buyer and Parent acknowledge and agree that Seller may distribute the Restricted Securities to its shareholders pursuant to Section 2(k) hereof and that Buyer and Parent will not make any claim for indemnification against the members of the Board of Directors of the Seller in connection with any such distribution occurring six months after the Closing, provided that the Seller reserves a sufficient number of shares of Restricted Securities to satisfy any claims for indemnification made prior to the date of such distribution.

10. Survival of Representations and Warranties. All of the representations, warranties and covenants of the Parties contained in this Agreement or in any Seller Closing Deliverable shall survive the Closing hereunder and shall continue in full force and effect for a period of two (2) years thereafter; provided, however, that the representations and warranties of the Seller (x) regarding Taxes shall continue until the expiration of the applicable statute of limitations and (y) regarding due authorization, valid formation, valid existence, and legal compliance shall continue to survive indefinitely in full force and effect following the Closing Date. Notwithstanding the foregoing, any and all claims for indemnification made under Section 9 on or prior to the expiration of the respective representations and warranties shall remain in full force and effect until their resolution in full.

11. Termination.

(a) Termination. This Agreement may be terminated in accordance with the following provisions:

(i) by the mutual written consent of Seller and Buyer;

(ii) by Seller if, on the Closing Date, the Buyer fails to deliver any of the Buyer Closing Deliverables unless waived by the Seller;

(iii) by Buyer if, on the Closing Date, the Seller fails to deliver any of the Seller Closing Deliverables unless waived by the Buyer;

(iv) by Seller if, through no fault of Seller, the Closing does not occur on or before February 15, 2011;

(v) by Buyer if, through no fault of Buyer, the Closing does not occur on or before February 15, 2011;

(b) If Buyer wishes to terminate this Agreement pursuant to Section 11(a)(iii) or Section 11(a)(v), Buyer shall deliver to Seller a written notice stating that Buyer is terminating this Agreement and setting forth a brief description of the basis on which Buyer’s terminating this Agreement, and Buyer must give the Seller at least five business days’ cure period. If Seller wishes to terminate this Agreement pursuant to Section 11(a)(ii) or Section 11(a)(iv), Seller shall deliver to the Buyer a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement, and the Seller must give the Buyer at least five business days’ cure period.

(c) Effects of Termination. If this Agreement is terminated pursuant to this Section 11, all further obligations of the parties under this Agreement shall terminate; provided, however, that

(i) no Party shall be relieved of any obligation or other liability arising from any breach by such Party of any provision of this Agreement;

(ii) the Parties shall, in all events, remain bound and continue to be subject to the provisions set forth in Section 13(k).

12. Assignment of Agreement.

(a) The Seller acknowledges and agrees that the Buyer may assign its rights to acquire any of the Equity Interests or Receivables to a third party who is either (i) an Affiliate of the Buyer or (ii) a newly formed entity controlled by the Buyer, the purpose of which entity is to acquire such Equity Interests and/or Receivables. Without limiting the foregoing, the Seller hereby specifically acknowledges and agrees that the Buyer may, at its sole option, assign its right to acquire the limited liability company shares in Direct Bulgaria and/or the Receivables with respect to Direct Bulgaria to TransAtlantic Petroleum Cyprus Limited (“Cyprus”), an Affiliate of the Buyer, provided that the Parent guarantee set forth in Section 13(j) remains applicable with respect to Cyprus. Prior to Closing the Buyer will notify the Seller of any such assignment and the identity of such assignee(s). Upon such notice any such assignee shall be deemed a third party beneficiary of this Agreement with full independent rights to (a) rely on the representations, warranties and covenants contained herein and (b) enforce all rights and obligations hereunder, as to the Equity Interests and Receivables assigned to such assignee. From and after the date of any notice regarding any assignee, the term “Buyer” shall be deemed to include Buyer and any such assignee(s). Any such assignment shall not relieve the Buyer or the Parent of any of its obligations hereunder.

(b) The Buyer and the Parent acknowledge and agree that Seller may assign its rights and obligations under this Agreement to one Affiliate of the Seller in connection with the dissolution of Seller, provided (i) that such assignee shall be bound by all of the terms and provisions of this Agreement, including, without limitation, the securities representations contained in Section 2(j) and the indemnification obligations contained in Section 9, as if it were the Seller; and (ii) that the Seller shall not dissolve earlier than November 30, 2011. The assignee shall assume all of the Seller’s obligations under this Agreement and the Seller shall remain fully liable for its obligations under this Agreement. Such assignment shall only be effective upon receipt of the Buyer and the Parent of an assignment and assumption of obligations and such other documentation in form and substance reasonably acceptable to the Buyer and the Parent.

13. Miscellaneous.

(a) No Third-Party Beneficiaries. Except as set forth in Section 12 above, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b) Entire Agreement. This Agreement (including the exhibits attached hereto and the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, representations or warranties by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except as set forth in Section 12, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is delivered (a) by hand, (b) sent by a nationally recognized overnight courier service (e.g., Federal Express), (c) sent by facsimile, with confirmation of receipt by the sending machine, or (d) sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, and shall be deemed to have been given upon the date of delivery (or refusal to accept delivery), if given by hand, overnight delivery or facsimile, or two business days after its placement with the post office, if given by registered or certified mail:

If to the Seller:

Direct Petroleum Exploration Inc.

1401 17th Street, suite 510

Denver, CO 80202

Attention: David Nelson

drnelson@directpetroleum.com

Telephone: 303-285-9144

Fax: 303-534-2922

Copy to:

Kendall, Koenig & Oelsner PC

999 18th Street, Suite 1825

Denver, CO 80202

Attention: Jonathon J. Taylor

jtaylor@kkofirm.com

Telephone: 303-672-0104

Fax: 303-672-0101

If to the Buyer:

TransAtlantic Worldwide, Ltd.

5910 N. Central Expressway, Suite 1755

Dallas, TX 75206

Attention: Scott C. Larsen

Telephone: +1.214.220.4323

Fax: +1.214.265.4724

Copy to:

Kane Russell Coleman & Logan PC

1601 Elm Street, Suite 3700

Dallas, TX 75201

Attention: Jennifer Withrow

Telephone: +1.214.777.4239

Fax +1.214.777.4299

If to the Parent:

TransAtlantic Petroleum Ltd.

5910 N. Central Expressway, Suite 1755

Dallas, TX 75206

Attention: Scott C. Larsen

Telephone: +1.214.220.4323

Fax: +1.214.265.4724

Copy to:

Kane Russell Coleman & Logan PC

1601 Elm Street, Suite 3700

Dallas, TX 75201

Attention: Jennifer Withrow

Telephone: +1.214.777.4239

Fax +1.214.777.4299

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(g) Governing Law and Jurisdiction. This Agreement shall be governed by, construed and interpreted in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Any and all suits, proceedings and other actions relating to, arising out of or in connection with this Agreement or any other Closing Deliverables shall be submitted to the in personam jurisdiction of the courts of the State of Texas and venue for all such suits, proceedings and other actions shall be in Dallas County, Texas. Each Party hereby irrevocably submits with regard to any such action or proceeding to the exclusive jurisdiction of, and waives any claim or objection to in personam jurisdiction and venue in, the courts of Dallas County, Texas.

(h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j) Guarantee. As a material inducement to the Seller’s willingness to enter into this Agreement and perform its obligations hereunder, the Parent hereby unconditionally guarantees the full performance and payment by the Buyer (or its successors and assigns) of each of its covenants, obligations and undertakings pursuant to or otherwise in connection with this Agreement and the transactions contemplated by this Agreement (including, without limitation, any obligations to pay Additional Consideration) and hereby represents, acknowledges and agrees that any breach of, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of the Buyer (or its successors and assigns) shall also be deemed to be a breach or failure to perform by the Parent, and the Seller, if applicable, shall have the right, exercisable in the Seller’s or such person’s sole discretion, to pursue any and all available remedies the Seller or such person may have arising out of any such breach or nonperformance directly against either or both of the Parent and the Buyer (or its successors and assigns) in the first instance.

(k) Confidentiality. Each of the Seller, the Parent and the Buyer covenants and agrees to, and agrees to cause and require their respective Affiliates and each such Party’s directors, officers, employees, agents, financial advisors, attorneys and accountants to, keep confidential and not make any disclosure regarding (i) the terms of this Agreement or the transactions contemplated hereby or (ii) any Party’s Confidential Information (as defined below), except as may be required by law. For purposes of this Section 13(k) the term “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information of either the Seller, the Parent or the Buyer delivered to the other Party pursuant to this Agreement or in the course of the diligence and negotiation of this Agreement, except information that (i) was in the public domain at the time it was communicated; (ii) entered the public domain, through no fault of the Party receiving such information pursuant to this Agreement, subsequent to the time it was communicated; or (iii) was developed independently of and without reference to any information of the other Party. Notwithstanding the foregoing, the Parent and the Buyer shall be entitled to make disclosures of the terms of this Agreement, the transactions contemplated hereby and the Seller’s Confidential Information in compliance with the requirements of applicable securities laws and the rules and regulations promulgated thereunder, including, without limitation, the rules and regulations of the NYSE Amex Stock Exchange and the Toronto Stock Exchange. Without limiting the foregoing, the Seller hereby agrees and acknowledges that the Parent will file an 8-K promptly after the execution of this Agreement in compliance with applicable securities laws and a press release in connection with the execution of this Agreement.

(l) Limitation on Damages. Notwithstanding anything contained in this Agreement to the contrary, no Party shall be liable to any other Party for any consequential, incidental, indirect, special, exemplary or punitive damages of such other Party, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, or damages determined as a multiple of income, revenue or the like, relating to the breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

SELLER:

DIRECT PETROLEUM EXPLORATION, INC., a Colorado corporation

By:	/s/ Andrew J. Morris
Name:	Andrew J. Morris
Title:	Chairman

BUYER:

TRANSATLANTIC WORLDWIDE, LTD., a Bahamian company

By:	/s/ Jeffrey s. Mecom
Name:	Jeffrey S. Mecom
Title:	Vice President

PARENT:

TRANSATLANTIC PETROLEUM LTD., a Bermuda corporation

By:	/s/ Matthew McCann
Name:	Matthew McCann
Title:	Chief Executive Officer

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Contract for the Transfer of Company Shares

Exhibit B	Form of Registration Rights Agreement

Exhibit C	Form of Receivable Purchase Agreement

Schedule 1	Permitted Encumbrances – Overriding Royalties

Schedule 2(b)(i)	Bulgarian Licenses Payments and Cash Outlays

Schedule 2(d)	Estimated Adjustments

Schedule 2(f)(xii)	Intercompany Debts

Schedule 2(g)(iv)	Seller Guarantees

Schedule 2(h)(ii)	Exceptions to 2(h)(ii)

Schedule 2(h)(iii)	Contractual Arrangements and Compensation Arrangements to Survive Closing

Disclosure Schedule